Exhibit 10.30

INTEREST PURCHASE AGREEMENT

This Interest Purchase Agreement (“Agreement”) is entered into effective August 3, 2007 (the “Effective Date”), by and among Imperium Grays Harbor, LLC, a Washington limited liability company (the “Company”), Imperium Renewables, Inc., a Washington corporation (“Buyer”), and Royal Caribbean Cruises, Ltd. (“RCL” or “Seller”), within the following context:

RECITALS

A. Buyer formed the Company as a wholly-owned subsidiary limited liability company, pursuant to that certain filing of a Certificate of Formation with the Secretary of States Office of the State of Washington on November 30, 2005.

B. The Company was formed to acquire, develop, construct and operate a biodiesel refinery project located at Grays Harbor, Washington.

C. On September 20, 2006, RCL acquired a 7% interest in the Company (the “Interest”) pursuant to the terms of that certain Operating Agreement of the Company dated as of such date (as subsequently amended, the “Company Agreement”), the Unit Purchase Agreement between the Company and Seller dated as of such date (the “Unit Purchase Agreement”) and a First Amended and Restated Biodiesel Purchase Agreement dated September 20, 2006 (as subsequently amended, the “Purchase Agreement”).

D. Buyer has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with its initial public offering of common stock (the “IPO”).

E. The Company is a party to that certain Financing Agreement dated as of June 22, 2007, by and among the Company, various lenders, Société Générale (“SocGen”) and SG Americas Securities, LLC, pursuant to which the lenders will provide the Company with: (i) a revolving credit facility of up to $60,000,000 and (ii) a term loan facility of up to approximately $41,200,000 (the “Term Facility”).

F. RCL now desires to sell to Buyer and Buyer desires to acquire the Interest pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Purchase and Sale

Seller agrees to sell and Buyer agrees to purchase Seller’s entire Interest, as a member, in the Company, including, without limitation, all rights and interests in the Company profits, losses and distributions as set forth in the Company Agreement (the “Acquisition”). The closing of the Acquisition shall take place at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104-7044, at 1:00 p.m., Seattle time, on the Closing Date as provided in

Section 2 below, or at such other time and place as Buyer and Seller mutually agree upon, orally or in writing (which time and place is designated as the “Closing”). Upon the Closing and except as provided in Section 6 hereof, Seller shall have no further right or interest in the Company or under the Company Agreement, including without limitation any put rights or rights to future allocations of profit or loss or distributions from the Company. The Company shall be authorized to reflect the purchase of the Interest on its books and records and amend and restate the Company agreement as necessary to reflect Buyer as the resulting sole member of the Company.

2.	Closing

Unless otherwise mutually agreed to by Buyer and Seller, the closing of the Acquisition will occur on the earlier of: (a) the closing of the IPO; (b) the closing of the full Term Facility; and (c) October 31, 2007 (the “Closing Date”). At the Closing Buyer shall pay the Purchase Price (defined in Section 3) to Seller and Seller shall deliver to Buyer an executed power transferring the Interest.

3.	Purchase Price

The Purchase Price for the Interest shall be Ten Million Dollars ($10,000,000) (the “Purchase Price”). The entire purchase price shall be paid in cash or immediately available funds on the Closing Date.

4.	Representations by Seller

Seller represents and warrants to Buyer and the Company that:

(i) Seller has the absolute and unrestricted right, power and authority to sell, transfer and assign the Interest to Buyer pursuant to this Agreement, free and clear of any liens, claims, pledges or other encumbrances;

(ii) No consent, approval or authorization of or notice to any third party is necessary to be obtained or given by or on behalf of Seller in connection with the sale, purchase or delivery of the Interest; and

(iii) The sale of the Interest does not violate any agreements to which Seller is a party.

5.	Representations by Buyer

Buyer represents and warrants to Seller and the Company that:

(i) Buyer has the absolute and unrestricted right, power and authority to purchase the Interest from Seller;

(ii) No consent, approval or authorization of or notice to any third party is necessary to be obtained or given by or on behalf of Seller in connection with the purchase of the Interest; and

(iii) The purchase of the Interest does not violate any agreements to which Buyer is a party.

6.	Manager Appointment

For so long as the Purchase Agreement remains in full force and effect, Buyer will continue to cause a representative of RCL to be nominated and elected to the Board of Managers of the Company.

7.	Conditions to Closing

7.1	Conditions Precedent to Buyer’s Obligations

The obligations of Buyer under this Agreement with respect to the Closing are subject to the satisfaction of the following conditions precedent (the satisfaction of which may be waived only by Buyer):

(i)	The representations and warranties made by Seller in Section 4 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date;

(ii)	All material consents of any person necessary to the consummation by Seller of the Closing shall have been obtained on or before the earlier of the Closing Date;

(iii)	Seller shall have performed in all material respects all of its obligations, covenants and conditions herein required to be performed or observed by it at or prior to Closing; and

(iv)	Seller shall have delivered to Buyer at the Closing a certificate signed by an authorized officer of Seller, dated the Closing Date, confirming the conditions set forth in Section 7.1 have been satisfied.

7.2	Conditions Precedent to Seller’s Obligations

The obligations of Seller under this Agreement with respect to the Closing are subject to the satisfaction of the following conditions precedent (the satisfaction of which may be waived only by Seller):

(i)	The representations and warranties made by Buyer in Section 5 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date;

(ii)	All material consents of any person necessary to the consummation by Buyer of the Closing shall have been obtained;

(iii)	Buyer shall have performed in all material respects all of its obligations, covenants and conditions herein required to be performed or observed by it at or prior to Closing; and

(iv)	Buyer shall have delivered to Seller at the Closing a certificate signed by an authorized officer of Buyer, dated the Closing Date, confirming the conditions set forth in Section 7.2 have been satisfied.

8.	Miscellaneous Provisions

8.1	Attorneys’ Fees

If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its actual expenses, including (without limitation) expert witness fees and reasonable attorneys’ fees and disbursements. The phrase “prevailing party” shall include a party who receives substantially the relief desired, whether by settlement, dismissal, summary judgment, judgment or otherwise.

8.2	Entire Agreement

This Agreement contains the entire agreement between the parties regarding the purchase and sale of the Interest and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified by subsequent written agreement signed by the party to be charged.

8.3	Further Assurances

Before or after Closing, Seller shall execute and deliver to Buyer all such documents reasonably necessary or desirable to effect, confirm or otherwise perfect the transfer of the Interest contemplated by this Agreement.

8.4	Governing Law

Any action to enforce or interpret this Agreement may only be brought in the courts of the State of Washington. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

8.5	Fees

Each party to this Agreement shall bear its own fees and costs in connection with the negotiation, documentation and execution hereof.

8.6	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers the day and year indicated after their respective signatures.

COMPANY:

IMPERIUM GRAYS HARBOR, LLC

By:	/s/ Martin Tobias
Its:	Manager

BUYER:

IMPERIUM RENEWABLES, INC.

By:	/s/ Martin Tobias
Its:	Manager

SELLER:

ROYAL CARIBBEAN CRUISES, LTD

By:	/s/ Richard D. Fain
Its:	Chairman and CEO